Pharos

Quarter Ended
June 30, 2007

Volume One, Number One

Forward Looking Statement

Luminent was formed in April 2003, and its common stock trades on the New York Stock Exchange under the ticker “LUM.” Luminent’s Residential Mortgage Credit strategy invests in mortgage loans purchased from selected high-quality providers within certain established criteria, as well as subordinated mortgage-backed securities that have credit ratings below AAA. Luminent’s spread strategy invests primarily in US agency and other highly-rated single-family, adjustable-rate and hybrid adjustable-rate mortgage-backed securities and leverages these investments through repurchase agreements and commercial paper. Luminent’s website can be found at www.luminentcapital.com.

This news release and Luminent’s filings with the Securities and Exchange Commission contain forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements convey Luminent’s current expectations or forecasts of future events. All statements contained in this newsletter other than statements of historical fact are forward-looking statements. Forward-looking statements include statements regarding our financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “may continue,” “estimate,” “intend,” “project,” “believe,” “expect,” “plan,” “anticipate” and similar terms may identify forward-looking statements, but the absence of such words does not necessarily mean that a statement is not forward-looking. These forward-looking statements include, among other things, statements about:

•	the effect of the flattening of, or other changes in, the yield curve on our investment strategies;

•	changes in interest rates and mortgage prepayment rates;

•	Luminent’s ability to obtain or renew sufficient funding to maintain its leverage strategies;

•	continued creditworthiness of the holders of mortgages underlying Luminent’s mortgage-related assets;

•	the possible effect of negative amortization of mortgages on Luminent’s financial condition and REIT qualification;

•	the possible impact of Luminent’s failure to maintain exemptions under the 1940 Act;

•	potential impacts of Luminent’s leveraging policies on its net income and cash available for distribution;

•	the power of Luminent’s Board of Directors to change its operating policies and strategies without stockholder approval;

•	effects of interest rate caps on Luminent’s adjustable-rate and hybrid adjustable-rate loans and mortgage backed securities;

•	the degree to which Luminent’s hedging strategies may or may not protect it from interest rate volatility;

•	Luminent’s ability to invest up to 10% of its investment portfolio in residuals, leveraged mortgage derivative securities and shares of other REITs as well as other investments;

•	volatility in the timing and amount of Luminent’s cash distributions;

•	Luminent’s ability to purchase sufficient mortgages for its securitization business; and

•	the other factors described in Luminent’s Form 10-K, Form 10-Q and Form 8-K reports, including those under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and “Quantitative and Qualitative Disclosures about Market Risk.”

Luminent cautions you not to place undue reliance on these forward-looking statements, which speak only as of the date of this newsletter. All subsequent written and oral forward-looking statements attributable to Luminent or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this newsletter. Except to the extent required by applicable law or regulation, Luminent undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this newsletter or to reflect the occurrence of unanticipated events.

Letter to Investors and Other Partners:

Dear Stakeholders,

This is the first of our quarterly publications of our views on the U. S. fixed income markets that may be of interest to our stakeholders. By stakeholders, I mean institutions who have purchased our structured products (Alt-A residential mortgage backed securities issued under the LUM ticker and CDO’s issued under the CFORT ticker); our stockholders; our lenders; rating agencies; Wall Street and, frankly, any other party who may be interested in our opinion on risk and reward in our market. We shall comment on current market conditions; our opinions as to prudent ways to generate alpha for our stockholders, as well as desirable investments for our bondholders; occasional metrics on Luminent’s results, if they are illustrative of our thesis; and on fixed income investing in general. As it is possible that some of our statements may not have been disclosed in other Luminent formal filings, we will furnish this letter to the Securities and Exchange Commission on form 8-K, as well as email it to all interested parties. If you know of someone who would like a direct email of Pharos, please contact Kate O’Brien at kobrien@luminentcapital.com.

First of all, a word on our title. Pharos was the lighthouse in Alexandria, Egypt built in 247 BC by the Ptolemy dynasty Pharaohs. It was 450 feet tall and was one of the seven wonders of the ancient world. The concept of a lighthouse fits well with our theme of light and transparency, which we strive to project as an institution.

In my almost 30 years in the U.S. mortgage-backed securities market, I have never before seen the intensity of confusion, uncertainty and outright fear as right now. I have experienced the Volker recession of ‘79-‘81, the Oil Patch and New England corrections in the mid-to-late 80’s, California ’89 to ‘94, and significant bond market corrections in ‘87, ‘94 and ‘98. At none of these times has the distaste for mortgage and mortgage-related securities been as high as we see now. As a dedicated investor in this market, we need to ask how did we get to this sorry state, and what can one do to protect one’s self if you are, as we are, focused by charter on real estate oriented investments.

Almost exactly 20 years ago, I was managing First Boston’s (now Credit Suisse) due diligence effort. The late 1980’s were also characterized by a real estate boom, sloppy underwriting and some nasty credit surprises. First Boston was lead managing a private label security for a client. My group was part of the whole loan trading effort and was ‘borrowed’ by investment banking for due diligence. As our orientation was as a principal buyer, our team underwrote the loans as if we were going to buy them for our own account. The client focused on ‘no doc’ loans and explicitly told us they did not question anything the potential mortgagor said. Needless to say, we found significant misrepresentations of income (e.g., gas station attendants making $6,000 a month in 1988) and, even worse, appraisals that were, uh, imaginative. My team recommended underwriting every loan or not underwriting the transaction. At the end of the day, the client took the deal to a different investment bank, which presumably did the legally necessary due diligence. Within a year, even the senior class was downgraded and ultimately defaulted.

In my view, history has repeated itself. Many residential mortgage-backed securities are or will default because investors do not have the capacity or legal ability to actually review a reasonable sample of individual loans in a pool. The rating agencies don’t underwrite loans, but rely on the veracity of the loan tapes they receive. (After our happy experience related above, we wrote to the rating agencies suggesting they do individual loan sampling. No extra credit for guessing the answer.) Now the rating agencies are stating that they will disadvantage institutions that have inadequate procedures for ferreting out fraud.

Luminent is a fairly young firm, only four years old, but its senior management is not (much to my chagrin). When we started buying loans in 2005, we started with a 25% due diligence sample. The management team knew the principals and operating philosophies of the firms we were working with, but we knew there was no substitute for looking at appraisals, deciding whether income seemed reasonable and determining if the mortgagor was really going to live in that condo. As the origination market continued to become more frothy in early 2006, we saw pockets of appraisal weakness that concerned us causing our appraisal sample to expand, first to 50% and then to all loans. We do not hesitate to decline to purchase loans if we have issues with the quality of the underlying loans and/or quality of the originator’s underwriting. Our overall record since inception of our loan purchase program is:

	$Amount	( %	)

Commitment Amount	$6,889,365,853	100.0
Removed Property	$462,563,311	6.7
Credit Issues	$211,055,398	3.1
Compliance Issues	$27,802,610	0.4
Accepted	$6,187,944,534	89.8

Credit enhancement on whole pool pre-underwriting per Moody’s : 6.60%
Credit enhancement on LUM purchased pool per Moody’s1: 6.34%

1) Derived by running both loan populations through Moody’s Mortgage Metrics®.

Careful attention to detail isn’t particularly glamorous, but it has real value. Our loans are safer, not only according to our own metrics, but validated by third parties such as Moody’s. Our delinquencies are approximately 50 basis points less than the Alt-A market as a whole2. We believe that we will have materially lower loss severities than the market as we have solid appraisal results on all our loans. And our corporate performance, as a whole, is very solid during a time of substantial stress in the overall mortgage market. At June 30, 2007, our book value per share increased to $9.98, 1.1% higher than our book value per share of $9.87 at March 31, 2007. Our REIT taxable income for the quarter ended June 30, 2007 was approximately $0.33 cents per share outstanding, and at June 30, 2007 we had approximately $0.24 cents per share of undistributed taxable income. Our net income per share for the quarter ended June 30, 2007 was $0.30 cents per share. We will provide additional detail on our second quarter financial performance in our August 9, 2007 earnings release and our form 10-Q filing for the quarter ended June 30, 2007.

In our view, the mortgage market is perhaps a little more dependent on analysis of loan characteristics without actually ever reviewing the loan. Investors often cannot or are unable to examine the accuracy of the data used to make investment decisions. We make a concerted effort to do our homework using both traditional due diligence methods and state of the art software to cull out, for example, possible fraud. We believe that our underwriting discipline will hold our stakeholders in good stead and applaud the many other organizations that are being similarly careful. Next quarter, we will talk about some of our other risk management tools. I personally hope you found this modest effort helpful, and will invite you, once again, to let Kate O’Brien know if you would like subsequent issues sent to you directly.

Yours truly,

/s/ S. Trezevant Moore, Jr.
S. Trezevant (“Trez”) Moore, Jr.
Chief Executive Officer

2) JMP Securities July 6, 2007 Report on LUM page 1